Exhibit 5.7

CONSENT OF TETRA TECH CANADA INC.

The undersigned hereby consents to:

(i)

the incorporation by reference into the registration statement on Form F-10 (the “Form F-10”) of SilverCrest Metals Inc. (the “Company”) being filed with the United States Securities and Exchange Commission of the technical report entitled “Technical Report and Preliminary Economic Assessment for the Las Chispas Property, Sonora, Mexico”, effective May 15, 2019, as amended and dated July 19, 2019 (the “Preliminary Economic Assessment”);

(ii)

the use of (a) the written disclosure derived from the Preliminary Economic Assessment in the Form F-10; and (b) the written disclosure derived from the report entitled “Technical Report and Mineral Resource Estimate for the Las Chispas Property, Sonora, Mexico” effective February 12, 2018 and dated, as amended, May 9, 2018 in the Annual Information Form for the year ended December 31, 2018 (“AIF”) of the Company filed as an exhibit to the Company’s Form 40-F Annual Report for the period ended December 31, 2018, and any amendments thereto (the “40-F”);

(iii)	the use of our name in the AIF, the 40-F and the Form F-10; and

(iv)	the incorporation by reference of the AIF and the 40-F into the Form F-10.

TETRA TECH CANADA INC.

/s/ P. JAMES F. BARR
Name: P. James F. Barr
Title: Senior Geologist and Team Lead,
Tetra Tech Canada Inc.

Date: December 11, 2019